Exhibit 99.1

Coronado Biosciences signs Research Collaboration and License Agreement With Freie Universität Berlin for Secretory Products of Trichuris suis

Burlington, MA – February 22, 2013 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today the signing of a sponsored research agreement and a joint ownership and exclusive license agreement with Freie Universität Berlin for the identification and evaluation of secretory proteins from Trichuris suis. The evaluation will be done in various pre-clinical in vitro and animal models which will further describe the mechanism of action for TSO (Trichuris suis ova or CNDO-201) and potentially lead to newly identified immune regulatory pharmaceutical agents.

The research will be conducted by Dr. Susanne Hartmann, Professor and Head of the Institute of Immunology / Infection Immunology, Department of Veterinary Medicine, Freie Universität Berlin. Dr. Hartmann is a world-leading expert in immunology and parasitology, having led her laboratory toward novel findings on nematode-host interactions and worked extensively on Trichuris suis among other helminths.

“Coronado is very excited to be working with Dr. Hartmann on this important research collaboration,” said Dr. Karin Hehenberger, Executive Vice President & Chief Medical Officer of Coronado. “Working with one of the leaders in the field will help us to further understand the mechanism of action of TSO, our lead product in phase 2 development, and may also result in the identification of novel targets and immune modulatory agents as potential therapeutic candidates for the treatment of autoimmune disease.”

“Coronado Biosciences is the ideal partner to work with on this exciting project, based on experience and knowledge of using TSO as a therapeutic agent,” stated Dr. Hartmann. “Our laboratory has spent the past few years focusing on the area of autoimmunity and novel ideas around nematode-host interactions, and is eager to embark on this challenging, and potentially rewarding, scientific venture.”

Under the terms of the agreements, Coronado will support certain research activities regarding Trichuris suis with Dr. Hartmann at Freie Universität Berlin for four years and in exchange Coronado received an exclusive worldwide license to develop and commercialize any products incorporating inventions resulting from this work. Coronado will be responsible for milestone payments of up to approximately $5.0 million based primarily on the achievement of clinical development and regulatory milestones, and royalties of net sales of products. In parallel with the execution of these agreements, Coronado sublicensed its rights to Ovamed GmbH for territories outside of North American, South America, and Japan.

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to announced changes in the company’s executive management and the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include risks relating to the results of research and development activities, uncertainties relating to preclinical and clinical testing, our ability to attract, integrate and retain key personnel, financing and strategic agreements and relationships, the early stage of products under development, our need for substantial additional funds, government regulation, patent and intellectual property matters, our dependence on third party suppliers and competition, as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927

Susan Forman

Dian Griesel Inc.

212-825-3210